    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997

                                                      REGISTRATION NO. 333-12319
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 6
                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             SERVICE EXPERTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                             7623                            62-1639453
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)          Identification Number)

                         111 WESTWOOD PLACE, SUITE 420
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-9990
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ALAN R. SIELBECK
                             CHAIRMAN OF THE BOARD,
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             SERVICE EXPERTS, INC.
                         111 WESTWOOD PLACE, SUITE 420
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-9990
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                                    COPY TO:

                              J. CHASE COLE, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                           NASHVILLE, TENNESSEE 37219
                                 (615) 244-6380

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------

     THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933.
================================================================================

PROSPECTUS
                                  $50,000,000

                             [SERVICE EXPERTS LOGO]
            COMMON STOCK, COMMON STOCK WARRANTS AND DEBT SECURITIES

                             ---------------------

     This Prospectus relates to the offer by Service Experts, Inc., a Delaware corporation (the "Company"), of shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), warrants to purchase Common Stock ("Common Stock Warrants") and the shares of Common Stock issuable thereunder upon the exercise of such Common Stock Warrants, or debt securities ("Debt Securities"), and the shares of Common Stock issuable thereunder upon the conversion thereof, with a collective aggregate offering price of up to $50,000,000 on terms to be determined at the time of any such offering. The Company may offer Common Stock, Common Stock Warrants or Debt Securities (collectively, "Securities") from time to time in connection with the acquisitions of the assets or securities of heating, ventilating and air conditioning ("HVAC") service and replacement businesses. The consideration for the acquisition of the assets or securities of such entities may consist of cash, the assumption of liabilities, Securities, or any combination thereof, as determined pursuant to negotiations between the Company and the sellers of the assets or stock to be acquired.

     Common Stock issued pursuant to this Prospectus and any applicable supplement to this Prospectus (a "Prospectus Supplement") or post-effective amendment (a "Post-Effective Amendment") to acquire the assets or stock of individual HVAC service and replacement businesses, as described above, may be reoffered pursuant hereto by the holders thereof (the "Selling Stockholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on Securities, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both.

     The Company will not receive any part of the proceeds from the resale by the Selling Stockholders of any Common Stock thereof pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Stockholders) in connection with the registration of the Common Stock being reoffered by the Selling Stockholders. The terms for the issuance of Securities may include provisions for the indemnification of the Selling Stockholders for certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                             ---------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" APPEARING ON PAGES 3 THROUGH 6.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is August   , 1997

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4, including amendments thereto, if any, with respect to the Securities (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as the following Commission Regional Offices:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated herein by reference as of the dates thereof:

          (1) Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1997;

          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (4) Current Report on Form 8-K dated April 9, 1997; and

          (5) The description of the Common Stock contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on May 23, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Anthony M. Schofield, Service Experts, Inc., 111 Westwood Place, Suite 420, Brentwood, Tennessee 37027 (telephone number 615-371-9990).

                                    BUSINESS

GENERAL

     The Company is one of the leading providers of residential HVAC services and replacement equipment in the United States, and management believes that the Company will continue to be a leading consolidator of the fragmented HVAC service and replacement industry. The Company currently operates Service Centers across the country. The Service Centers install, service and maintain central air conditioners, furnaces and heat pumps, primarily in existing homes. The Company focuses on the service and replacement segment of the HVAC industry rather than the new construction segment because management believes that the service and replacement segment offers higher margins and exposes the Company to less credit risk.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Securities offered hereby and any accompanying Prospectus Supplement or Post-Effective Amendment, as applicable.

     This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those expressed in forward-looking statements included or incorporated by reference herein by, or on behalf of, the Company. In particular, the Company's forward-looking statements included or incorporated by reference in this Prospectus, including those regarding the successful integration of the businesses of the Company's subsidiaries (the "Subsidiaries"), the effective implementation of the Company's strategy, the availability of additional HVAC businesses for acquisition, the adequacy of the Company's capital resources and other statements regarding trends relating to the HVAC industry and various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

     The term "Service Centers" as used herein refers to HVAC service and replacement businesses operated by the Company.

LIMITED COMBINED OPERATING HISTORY

     The Company was incorporated in March 1996 and, simultaneously with the closing of the Company's initial public offering of Common Stock on August 21, 1997 (the "IPO"), consummated the acquisition of 12 HVAC service and replacement businesses and Contractor Success Group, Inc. ("CSG") (collectively, the "Predecessor Companies") in exchange for shares of Common Stock and cash (the "Combination"). Since the IPO, the Company has acquired numerous additional Service Centers. Because of the limited operating history of the Company as a combined entity, there can be no assurance that the Company will be able to integrate successfully the businesses of the Subsidiaries or to operate profitably. There can be no assurance that the Company's management will be able to manage effectively the combined entity and implement effectively the Company's operating and acquisition strategies. Failure to integrate successfully the Subsidiaries and to implement successfully the Company's operating and acquisition strategies could have a material adverse effect on the Company's net revenue and earnings.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND FINANCING

     The success of the Company's acquisition strategy will depend on a number of factors, including (i) the Company's ability to locate and successfully negotiate the acquisition of HVAC businesses and to successfully integrate the operations of acquired Service Centers into the Company's operations and (ii) the availability of adequate financing to develop or acquire additional HVAC businesses. In addition, the Company competes with other HVAC and residential service companies for desirable acquisition candidates. Some of these companies may have access to capital, personnel and other resources equal to or greater than those of the Company. The Company expects that its capital needs over the next several years, primarily for acquisitions, will exceed capital generated from operations. The Company plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Securities in connection with the types of transactions identified on the cover page of this Prospectus. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. There can be no assurance that the Company's acquisition strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to manage effectively and enhance the profitability of additional Service Centers or that the Company will be able to obtain adequate financing on reasonable terms to develop or acquire additional HVAC service businesses.

RISKS ASSOCIATED WITH DEVELOPMENT, IMPLEMENTATION, AND INTEGRATION OF OPERATING SYSTEMS AND POLICIES

     As a rapidly growing provider of HVAC services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. Each of the Subsidiaries and companies to be acquired may need, to some extent, to modify or adopt certain systems and policies they have utilized historically in order to implement the Company's systems and policies, which management is continuing to formulate. The Company is implementing a uniform general ledger system and electronic mail system at each of the Service Centers. The Company plans to implement and integrate certain other information and operating systems and procedures for the Service Centers including, but not limited to, uniform purchasing programs and certain centralized marketing programs. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's operations, net revenue and earnings.

COMPETITION

     The HVAC service and replacement industry is highly competitive. The Company's Service Centers compete with other full-service HVAC businesses primarily on the basis of quality, reliability, customer service and price. Several companies have been organized to pursue the acquisition of businesses that offer HVAC services. Some of these competitors have access to capital, personnel, marketing and technological resources that are equal to or greater than those of the Company. In certain markets, the Company competes with utility companies which have access to capital, personnel, marketing and technological resources that are equal to or greater than those of the Company. Because of the fragmented nature of the industry and relatively low barriers to entry, additional competitors, including companies that offer other home improvement services in addition to HVAC services, may emerge with greater access than the Company to capital, personnel and technological resources. There can be no assurance that the Company will be able to compete successfully or that such competition will not make it more difficult to acquire HVAC businesses on terms beneficial to the Company.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent upon the continued services of the Company's senior management, particularly upon its Chairman of the Board, Chief Executive Officer and President, Alan R. Sielbeck. The loss of the services of Mr. Sielbeck or any of the Company's senior management would have a material adverse effect upon the Company's business and prospects.

LABOR AVAILABILITY

     The timely provision of high-quality service by the Service Centers requires an adequate supply of skilled labor. In addition, the operating costs of each Service Center may be adversely affected by high turnover in skilled positions. Accordingly, the Company's ability to increase productivity and net earnings is limited to a degree by its ability to employ the skilled laborers necessary to meet the Company's service requirements. There can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently its Services Centers or that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled workers.

SEASONAL AND CYCLICAL NATURE OF THE INDUSTRY

     The HVAC service industry generally experiences increased demand during the summer and winter months. The Company may, in certain periods, be affected by these seasonal trends. The residential HVAC service and replacement industry historically has been highly cyclical and is influenced by many of the same national and regional economic and demographic factors which affect demand for durable consumer goods, including consumer confidence, interest rates, availability of financing, regional population and employment trends, and general economic conditions. There can be no assurance that the HVAC service and replacement industry will not experience future declines or that such declines will not have a material adverse effect on the Company.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     As of August 27, 1997, directors, officers and 5% stockholders of the Company beneficially owned approximately 16.5% of the outstanding Common Stock. Accordingly, these persons have substantial influence over the affairs of the Company, including the ability to influence the election of directors and other matters requiring stockholder approval.

REGULATION

     HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, as amended (the "Clean Air Act"), relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems. In connection with the entry into new markets, the Company may become subject to compliance with additional regulations, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future.

     Various local, state and federal laws and regulations, including those implementing the Clean Air Act, impose licensing standards on technicians who service heating and air conditioning units. While the installers and technicians employed by the Service Centers are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet future standards.

     In some states, warranties provided for in the Company's service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies thereby subjecting the Company and the service agreements to the insurance laws and regulations of such state.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation ("Restated Certificate") and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Section 203 of the Delaware General Corporation Law would prevent an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section
203) with the Company for three years following the date such person became an interested stockholder unless certain conditions, including approval by the Company's Board of Directors, are met. The Company's Restated Certificate and Bylaws include certain super-majority voting requirements. The Restated Certificate also allows the Board to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in this manner could enable the Board to prevent changes in management and control of the Company. The Board of the Company is divided into three classes of directors, with directors being elected for staggered three-year terms. Such staggered terms may affect the ability of the holders of the Common Stock to change control of the Company. In addition, certain provisions of the employment agreements between the Company and the executive officers of the Company may make a change of control more difficult. Pursuant to these employment agreements, upon a change in control of the Company, each executive officer is to be paid as severance pay such officer's base salary for the remaining term of the employment agreement.

VOLATILITY OF MARKET PRICE

     From time to time, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                     RATIO OF EARNINGS TO FIXED CHARGES(1)

     Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                          YEAR ENDED DECEMBER 31,
                                     ---------------------------------   SIX MONTHS ENDED
                                     1992   1993   1994   1995   1996     JUNE 30, 1997
                                     ----   ----   ----   ----   -----   ----------------
Ratio of earnings to fixed
  charges..........................  1.37   1.64   4.29   5.84   19.35        20.27

---------------

(1) Because the Company has no shares of Preferred Stock outstanding, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each period listed above.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants independently or together with any other Securities pursuant to any Prospectus Supplement or Post-Effective Amendment, as applicable, and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement or certificate (each, a "Warrant Agreement") to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the Prospectus Supplement or Post-Effective Amendment, as applicable (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement or Post-Effective Amendment, as applicable.

     The Prospectus Supplement or Post-Effective Amendment, as applicable, will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (e) the designation and terms of the other Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such offered Security; (f) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (g) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (h) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of certain federal income tax considerations; and (l) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                         DESCRIPTION OF DEBT SECURITIES

     The Company may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by the Company and a specified trustee. The terms of Securities will include those stated in an Indenture and those made a part of an Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture will be qualified under the TIA.

     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement or Post-Effective Amendment, as applicable, may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement or Post-Effective Amendment, as applicable (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto and the following description. A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The indebtedness represented by Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as such term is defined in the Indenture) of the Company. The Debt Securities will be issued pursuant to an Indenture between the Company and a trustee.

     Except as set forth in an Indenture and described in a Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in an Indenture. All Debt Securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     The Prospectus Supplement or Post-Effective Amendment, as applicable, relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (a) the title of such Debt Securities;

          (b) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (c) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock, or the method by which any such portion shall be determined;

          (d) if convertible, any applicable limitations on the ownership or transferability of the Common Stock into which such Debt Securities are convertible;

          (e) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (f) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (g) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (h) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and an Indenture may be served;

          (i) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (j) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (k) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (l) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (m) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default (as defined in an Indenture) or covenants set forth in an Indenture;

          (n) any provisions for collateral security for repayment of such Debt Securities;

          (o) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (p) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (q) the applicability, if any, of defeasance and covenant defeasance provisions of an Indenture;

          (r) the terms, if any, upon which such Debt Securities may be convertible into Common Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (s) whether and under what circumstances the Company will pay additional amounts as contemplated in an Indenture on such Debt Securities in respect of any tax assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (t) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable.

     Except as set forth in an Indenture, an Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

MERGER, CONSOLIDATION OR SALE

     It is expected that an Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the

Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in an Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under an Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustee.

COVENANTS

     An Indenture will contain covenants requiring the Company to take certain actions and prohibiting the Company from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An Indenture will describe specific "Events of Defaults" with respect to any series of Debt Securities issued thereunder. Such "Events of Defaults" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment, if any, for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series) that is continued for a specified period of days after written notice as provided in the Indenture; (v) default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any significant subsidiary or the property of either.

     If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case, subject to the rights of the holder of Senior Debt, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amounts as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be) have been cured or waived as provided in such Indenture. An Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in an Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under an Indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

     An Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in an Indenture relating to its duties in case of default, the trustee will not be under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or an Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under an Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF AN INDENTURE

     It is anticipated that modifications and amendments of an Indenture may be made by the Company and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under an Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such Debt Securities affected thereby, (a) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (e) reduce the above stated percentage of holders of Debt Securities necessary to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of an Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in an Indenture.

     An Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

CONVERSION OF SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company or such conversion will be automatic, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Debt Securities will be subordinated to the extent provided in an Indenture in right of payment to the prior payment in full of all Senior Debt. No payment of principal or interest will be permitted to be made on Debt Securities at any time if a default in Senior Debt exists that permits the holders of such Senior Debt to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Debt Securities are paid in full, holders of Debt Securities will be subrogated to the right of holders of Senior Debt to the extent that distributions otherwise payable to holders of Debt Securities have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Debt Securities. If this Prospectus is being delivered in connection with a series of Debt Securities, the accompanying Prospectus Supplement or Post-Effective Amendment, as applicable, or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

                              SELLING STOCKHOLDERS

     The Company intends to offer Securities, from time to time, pursuant to this Prospectus in connection with its acquisition of the assets or stock of HVAC service and replacement businesses, as described herein. The recipients of the Securities issued in connection with such transactions may determine to reoffer the Common Stock issued in such transactions, the Common Stock issued upon the exercise of the Common Stock Warrants or Common Stock issued upon the conversion of the Debt Securities from time to time. Specific information regarding the resale transactions by Selling Stockholders who may be deemed to be "underwriters" as defined in the Securities Act, the identity of the Selling Stockholders, and the number of shares of Common Stock to be reoffered may be provided at the time of such acquisition by means of a Post-Effective Amendment or Prospectus Supplement, as applicable.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                    EXPERTS

     The consolidated financial statements of Service Experts, Inc. appearing in Service Experts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Business..............................    3
Risk Factors..........................    3
Ratio of Earnings to Fixed Charges....    6
Description of Common Stock
  Warrants............................    6
Description of Debt Securities........    6
Selling Stockholders..................   11
Legal Matters.........................   11
Experts...............................   11

======================================================

======================================================

                             [SERVICE EXPERTS LOGO]

                                  $50,000,000

                                 COMMON STOCK,
                             COMMON STOCK WARRANTS
                              AND DEBT SECURITIES

                              -------------------

                                   PROSPECTUS

                              -------------------

                              August      , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made party to an action by reason of such person's status as a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements provided such person acted
(i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and (iii) with respect to a criminal action, had no reasonable cause to believe such person's conduct was unlawful. The termination of an action by a judgment, order, settlement, conviction or plea of nolo contendere shall not create a presumption that a person did not meet the standard of conduct set forth above. In actions brought by or in the right of the corporation, however, the DGCL provides that no indemnification may be made if the person was adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that a person is successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, officer, employee or agent of a corporation, the DGCL mandates that the corporation indemnify such person against reasonable expenses incurred in the proceeding. A corporation may advance litigation expenses, including attorneys' fees, to a person who is a party to a proceeding upon such person undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The indemnification and advancement of expenses under the DGCL are not deemed exclusive of any other rights to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     (b) Article VII of the Registrant's Restated Certificate of Incorporation provides as follows:

          (i) The Corporation shall indemnify, and upon request shall advance expenses (including attorneys' fees) to, in the manner and to the fullest extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (an "indemnitee"). The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability which may be asserted against such person. To the fullest extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify and any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office.

          (ii) Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to secure a judgment in its favor against such indemnitee with the Corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (iii) The rights to indemnification and advancement of expenses set forth in this Article VII are intended to be greater than those which are otherwise provided for in the General Corporation Law of the

     State of Delaware, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and, with respect to this Article VII are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the General Corporation Law of the State of Delaware, as amended from time to time. The rights to indemnification and advancement of expenses set forth in this Article VII are nonexclusive of other similar rights which may be granted by law, this Certificate, the Bylaws, a resolution of the Board of Directors or stockholders or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.

          (iv) Any repeal or modification of the provisions of this Article VII, either directly or by the adoption of an inconsistent provision of this Certificate, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the General Corporation Law of the State of Delaware limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this
     Article VII which occur subsequent to the effective date of such amendment.

     (c) The Company has obtained insurance for its directors and executive officers in amounts of $5,000,000 per claim and $5,000,000 for aggregate claims.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 3.1      --   Restated Certificate of Incorporation of the Registrant(a)
 3.2      --   Bylaws of the Registrant(a)
 4.1      --   Form of Common Stock Certificate(b)
 4.2      --   Form of Subordinated Indenture(c)
 4.3      --   Form of Common Stock Warrant(c)
 5        --   Opinion of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company(c)
12        --   Ratio of Earnings to Fixed Charges
23.1      --   Consent of Ernst & Young LLP
23.2      --   Consent of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company (included in Exhibit 5)(c)
24        --   Power of Attorney(c)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-07037.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form 8-A, File No. 000-21173.
(c)  Filed previously.

     (b) Financial Statement Schedules

          All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 27, 1997.

                                          SERVICE EXPERTS, INC.

                                          By:       /s/ ALAN R. SIELBECK
                                            ------------------------------------
                                                      Alan R. Sielbeck
                                                        Chairman and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                         TITLE(S)                    DATE
                        ----                                         --------                    ----

                /s/ ALAN R. SIELBECK                     Chairman of the Board, Chief           August 27, 1997
-----------------------------------------------------      Executive Officer and
                  Alan R. Sielbeck                         President (principal executive
                                                           officer)

                          *                              Director                               August 27, 1997
-----------------------------------------------------
                   James D. Abrams

              /s/ ANTHONY M. SCHOFIELD                   Chief Financial Officer                August 27, 1997
-----------------------------------------------------      (principal financial and
                Anthony M. Schofield                       accounting officer)

                          *                              Director                               August 27, 1997
-----------------------------------------------------
                 Raymond J. DeRiggi

                          *                              Director                               August 27, 1997
-----------------------------------------------------
                   Norman T. Rolf

                          *                              Director                               August 27, 1997
-----------------------------------------------------
                   William G. Roth

                                                         Director
-----------------------------------------------------
                 Timothy G. Wallace

             * /s/ ANTHONY M. SCHOFIELD                                                         August 27, 1997
----------------------------------------------------
       Anthony M. Schofield, Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 3.1       --  Restated Certificate of Incorporation of the Registrant(a)
 3.2       --  Bylaws of the Registrant(a)
 4.1       --  Form of Common Stock Certificate(b)
 4.2       --  Form of Subordinated Indenture(c)
 4.3       --  Form of Common Stock Warrant(c)
 5         --  Opinion of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company(c)
12         --  Ratio of Earnings to Fixed Charges
23.1       --  Consent of Ernst & Young LLP
23.2       --  Consent of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company (included in Exhibit 5)(c)
24         --  Power of Attorney(c)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-07037.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form 8-A, File No. 000-21173.
(c)  Filed previously.